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                                                                     EXHIBIT 3.1


                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 06:27 PM 02/28/2005
                                                       Filed 06:27 PM 02/28/2005
                                                    SRV 050169353 - 3877538 FILE


                          CERTIFICATE OF INCORPORATION
                                       OF
                             PACIFIC ETHANOL, INC.,
                             A DELAWARE CORPORATION


         FIRST:  The name of the corporation is:

                              PACIFIC ETHANOL, INC.

         SECOND: The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the corporation at such location is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The corporation is authorized to issue one class of capital stock to be designated "Common Stock" and another class of capital stock to be designated "Preferred Stock." The total number of shares of Common Stock that the corporation is authorized to issue is one hundred million (100,000,000), with a par value of $.001 per share. The total number of shares of Preferred Stock that the corporation is authorized to issue is ten million (10,000,000)with a par value of $.001 per share.

                  Except as otherwise provided by law, the shares of stock of the corporation, regardless of class, may be issued by the corporation from time to time in such amounts, for such consideration and for such corporate purposes as the board of directors may from time to time determine. A description of the different classes and series of the corporation's capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows:

                  COMMON STOCK. Except as otherwise provided by the General Corporation Law of the State of Delaware or in this Article FOURTH (or in any certificate of designation establishing a series of Preferred Stock), the holders of Common Stock shall exclusively possess all voting power of the corporation. Each share of Common Stock shall be equal in all respects to every other share of Common Stock. Each holder of record of issued and outstanding Common Stock shall be entitled to one (1) vote on all matters for each share so held. Subject to the rights and preferences, if any, of the holders of Preferred Stock, each issued and outstanding share of Common Stock shall entitle the record holder thereof to receive dividends and distributions out of funds legally available therefor, when, as and if declared by the board of directors, in such amounts and at such times, if any, as the board of directors shall determine, ratably in proportion to the number of shares of Common Stock held by each such record holder. Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of any class of capital stock having preference over the Common Stock in such circumstances the full preferential amounts to


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which they are respectively entitled, the holders of the Common Stock, and of any class or series of capital stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for the payment of all debts and liabilities of the corporation, to receive the remaining assets of the corporation available for distribution, in cash or in kind, ratably in proportion to the number of shares of Common Stock held by each such holder.

                  PREFERRED STOCK. The board of directors is authorized by resolution or resolutions, from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of one or more of the following:

                           (i) the distinctive designations of each such series
and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the board of directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the board of directors;

                           (ii) the annual rate or amount of dividends payable
on shares of such series, whether such dividends shall be cumulative or non-cumulative, the conditions upon which and the dates when such dividends shall be payable, the date from which dividends on cumulative series shall accrue and be cumulative on all shares of such series issued prior to the payment date for the first dividend of such series, the relative rights of priority, if any, of payment of dividends on the shares of that series, and the participating or other special rights, if any, with respect to such dividends;

                           (iii) whether such series will have any voting rights
in addition to those prescribed by law and, if so, the terms and conditions of the exercise of such voting rights;

                           (iv) whether the shares of such series will be
redeemable or callable and, if so, the prices at which, and the terms and conditions on which, such shares may be redeemed or called, which prices may vary under different conditions and at different redemption or call dates;

                           (v) the amount or amounts payable upon the shares of
such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of such series;

                           (vi) whether the shares of such series shall be
entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

                           (vii) whether the shares of such series shall be
convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms of such conversion or exchange;


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                           (viii) whether the shares of such series that are
redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of stock;

                           (ix) the conditions and restrictions, if any, on the
payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the corporation, or any subsidiary thereof, of, the Common Stock or any other class (or other series of the same class) ranking junior to the shares of such series as to dividends or upon liquidation, dissolution or winding up of the corporation; and

                           (x) the conditions and restrictions, if any, on the
creation of indebtedness of the corporation, or any subsidiary thereof, or on the issue of any additional stock ranking on parity with or prior to the shares of such series as to dividends or upon liquidation, dissolution or winding up of the corporation.

                  All shares within each series of Preferred Stock shall be alike in every particular, except with respect to the dates from which dividends, if any, shall commence to accrue.

         FIFTH: The number of directors which constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws of the corporation. Except as otherwise required by the General Corporation Law of the State of Delaware, (i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director; (ii) any director elected in accordance with the preceding clause (i) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified; and (iii) no decreased in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The manner by which a director of the corporation may be removed from office shall be as provided in the Bylaws of the corporation. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

         SIXTH: The corporation may, to the fullest extent to which it is empowered to do so and under the circumstances permitted by the General Corporation Law of the State of Delaware or any other applicable laws, as they may from time to time be in effect, indemnify any person who was made or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the specific request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against


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all expenses (including attorneys' fees), judgments, fines and amounts incurred by him or her in connection with such action, suit or proceeding, and may take such steps as may be deemed appropriate by the board of directors, including purchasing and maintain insurance, entering into contracts (including, without limitation, contracts of indemnification between the corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification.

         SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as it may hereafter by amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that in no event will the liability of any director of this corporation be eliminated or otherwise limited (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

                  Any repeal or modification of the foregoing paragraph, or the adoption of any provision of this certificate of incorporation inconsistent with the foregoing paragraph, shall not eliminate, reduce or otherwise adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification in respect of any matter occurring, or any cause of action, suit or proceeding that, but for the foregoing paragraph, would accrue or arise, prior to such repeal, modification or adoption of an inconsistent provision.

         EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the stockholders herein are granted pursuant to this reservation.

         NINTH:  The corporation is to have perpetual existence.

         TENTH: Meetings of the stockholders of the corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the Bylaws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

         ELEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation unless and to the extent the General Corporation Law of the State of Delaware shall provide otherwise.


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         TWELFTH: The name and address of the sole incorporator of the corporation is:

                                    Larry A. Cerutti
                                    611 Anton Boulevard, 14th Floor
                                    Costa Mesa, CA 92626

         THIRTEENTH: The provisions of Section 203 of the General Corporation Law of the State of Delaware shall be applicable to this corporation.

                  I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of February, 2005.



                                     By:  /S/ LARRY A. CERUTTI
                                        ----------------------------------------
                                          Larry A. Cerutti, Sole Incorporator


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